Exhibit 10.4

February 6, 2006

To:	Joseph G. Henry
From:	Robert E. Prince
RE:	Retention Bonus

Duratek, Inc. (the “Company”) greatly values the services that you provide to the Company.  Accordingly, the Company wishes to provide you with a retention bonus payable to you in the event of the sale of the Company to EnergySolutions, subject to the terms and conditions of this letter.

You shall be entitled to receive from the Company a retention bonus in the amount of ($100,000) (the “Retention Bonus”) from the Company for services rendered to the Company and its affiliates during the three month period following the closing date of the Sale (the “Retention Period”), if the closing date of the Sale occurs prior to December 31, 2006, and you remain employed by the Company, its successor, or any affiliate of the Company or its successor during the Retention Period; provided, however, that if the closing date of the Sale occurs during the term of this letter agreement but the agreement providing for the Sale is terminated, you will be entitled to the Retention Bonus if you remain employed by the Company, its successor, or any affiliate of the Company or its successor during the three month period following the termination of the agreement.  The Retention Bonus shall be paid as soon as is reasonably practical following the last day of the Retention Period or three months after termination of the agreement providing for the Sale, and is subject to such deductions as are required by law and applicable regulations. Notwithstanding the foregoing, you shall be eligible for the Retention Bonus even if you undergo a termination of employment during the Retention Period or the three month period after termination of the agreement providing for the Sale, if such termination of employment is by the Company other than for Cause or by you for Good Reason.

The terms “Good Reason” and “Cause” shall have the meanings ascribed to such terms in the employment agreement between you and the Company dated February 6, 2006; provided, however, that for this purpose Section 10(b) of the definition of Good Reason shall not be applicable.

Nothing in this letter constitutes, and shall not be construed to provide, any assurance of your continuing employment with the Company, its affiliates or successors.

Please return a signed copy of this letter to Diane Leviski, Senior Vice President Human Resources for the Company, no later than February 6, 2006.

Accepted and Agreed:

/s/ Joseph G. Henry

Date: February 6, 2006